Exhibit 10-V

Description of Company Practices Regarding Club Memberships for Executives

Certain officers and a limited number of other employees may be reimbursed (or have fees paid on their behalf) for certain expenses associated with certain club memberships when there is a business rationale to support the membership and the membership request is approved by, or pursuant to authority delegated by, the Compensation, Talent and Culture Committee of the Board of Directors.